Exhibit 3.1

Number: BC0719511

CERTIFICATE OF

INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that TIMMINS GOLD CORP. was incorporated under the Business Corporations Act on March 17, 2005, at 03:42 PM Pacific Time.

Issued under my hand at Victoria, British Columbia On March 17, 2005

JOHN S. POWELL

Registrar of Companies

Province of British Columbia

Canada